UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 18, 2018

Dear Fellow MicroVision Stockholder,

With a little more than six months as CEO of your Company behind me, I am convinced that we are now moving in a direction that will pave the way to achieving profitability at some point during 2019. As we discussed on our May 9 conference call with the investment community, we are on track with our plans, including:

•	The recently announced license agreement for display-only products with a leading global technology company that includes the payment of $10 million in license fees this year and provides MicroVision with additional payments for nonrecurring engineering expenses as well as other expected benefits.

•	The achievement of key milestones for the $24 million contract we signed in April 2017 with a Tier 1 technology company.

•	We made samples of our new MEMS scanner and our new time-of-flight ASIC available for customers’ evaluation.

•	Our next-generation analog ASIC has been taped out and we made significant progress on our next-generation digital ASIC.

We believe the markets we are targeting have exceptional growth potential. We also believe our technology and the underlying ability to deliver has never been better and with a very customer focused value-driven concentration of effort, we are positioned to increase shareholder value, but we need your help.

Your Vote is Important to MicroVision’s Success

It is important that you vote your shares at the upcoming 2018 Annual Meeting of Stockholders in favor of each of the proposals, particularly Proposal 3 relating to an increase in our authorized shares. Please note that the approval to increase the number of authorized shares does not mean the shares will be issued, only that they are available if needed. The shares will provide us with the capital flexibility we need as we continue to execute on our strategic plan. Also, it is important to note Proposal 3 requires approval by the holders of a majority of our outstanding common stock, not voting is the same as a vote against the proposal. Your vote is extremely important regardless of the number of shares you own.

MicroVision, Inc.	6244 185th Avenue NE Suite 100 Redmond, WA 98052, USA	Tel (425) 936-6847 Fax (425) 867-992	microvision.com

While our Board of Directors (the “Board”) unanimously recommended that you vote FOR each of the seven Board nominees and FOR each of the proposals, I would like to take this opportunity to highlight Proposal 3 and discuss why the Board has determined that the proposal is in your best interest.

Proposal 3 asks you to approve an amendment to our charter to increase the authorized number of shares of the Company’s common stock by 50,000,000 to a total of 150,000,000 shares. This proposal benefits our stockholders in the following ways:

•	Provides Shares for Future Financings: Without an increase in the number of authorized shares, we expect that the Company will be limited in its ability to raise needed capital in the future. Currently we have approximately 14 million shares of common stock available for issuance. The Company expects to need additional capital to fund its business. If we do not have shares of common stock available to issue, we would be severely restricted in our ability to raise additional funds needed for our continued operations. While the Board is sensitive to the dilution that results from issuing additional shares of common stock and will continue to weigh that concern, it believes the stockholders will be best served by the Company having shares of common stock available for financings or other transactions that it determines are worth pursuing.

•	Provides Flexibility: The Board would like to increase the number of authorized shares of common stock to provide the Company with flexibility to issue shares of common stock for general corporate purposes, which could include, among other uses, financings, as discussed above, as well as for strategic partnering arrangements, equity incentive plans, acquisitions of assets or businesses, stock splits or stock dividends. The availability of additional authorized shares of common stock would allow the Company to accomplish these goals, and other business and financial objectives, in the future without the delay needed for authorizing shares for those purposes at the time. Increasing the number of authorized shares at this time does not mean we have current plans to issue these shares, only that they are available if needed by the company.

•	A Leading Independent Proxy Advisory Firm Recommends Approval of Proposal 3. Glass Lewis & Co., a leading institutional proxy advisory firm, recommends voting for Proposal 3 and concludes that is prudent for the Company to have additional common shares available for issuance and the request to increase the authorized common shares is “reasonable.”

MicroVision, Inc.	6244 185th Avenue NE Suite 100 Redmond, WA 98052, USA	Tel (425) 936-6847 Fax (425) 867-992	microvision.com

How to Vote

Whether you own relatively few or a large number of shares of MicroVision stock, your vote is important.

With the June 5 Annual Meeting only a short time away, we encourage you to follow the directions on your Proxy Card or voting instruction form to vote online or by telephone using the control number printed on Your Proxy Card or voting instruction form.

If you have any questions or need assistance voting your shares please call the firm assisting us with the solicitation of proxies:

Saratoga Proxy Consulting LLC, at (212) 257-1311 or (888) 368-0379.

Thank you for your continuing support and for voting.

Perry M. Mulligan

Chief Executive Officer

Certain statements contained in this letter, including those relating to business plans, benefits under agreements, product samples, potential products and applications, potential markets, growth potential, ability to deliver, features of MicroVision technology, and those containing words such as “expect,” “believe,” “targeting” and “positioned” are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP® display technology may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.	6244 185th Avenue NE Suite 100 Redmond, WA 98052, USA	Tel (425) 936-6847 Fax (425) 867-992	microvision.com